Exhibit 99.2

VAREX NAMES KATHLEEN L. BARDWELL TO BOARD OF DIRECTORS

SALT LAKE CITY, August 2, 2022 – Varex Imaging Corporation (“Varex”) (Nasdaq: VREX) today announced that Kathleen L. Bardwell has been appointed to the company’s Board of Directors, effective July 29, 2022.

Ms. Bardwell is the former Senior Vice President, Regulatory Affairs & Compliance for STERIS Corporation, a leading provider of infection prevention and other procedural products and services. Prior to serving in this role, she served from March 2008 to November 2019 as Senior Vice President, Chief Compliance Officer of STERIS. During her tenure at STERIS Ms. Bardwell was responsible for Regulatory Affairs, AST Quality Operations, Quality and Regulatory Affairs Compliance, Global Compliance, Internal Audit and Security and served as STERIS’ compliance officer, chief audit executive and on its ethics committee. She brings 35 years of audit and accounting experience coupled with an extensive background in the field of quality and regulatory affairs for a multi-national medical device organization. In connection with this appointment, the Varex Board of Directors increased its size from seven to eight directors.

“I am very pleased to have Kathie join the Varex Board of Directors. She is a seasoned board member with strong governance background and highly accomplished corporate executive with deep knowledge of the medical sector, including its regulatory and compliance landscape. Kathie’s experience will be a valuable asset to the company, and we welcome her to our Board of Directors,” said Ruediger Naumann-Etienne, Chairman of the Board of Directors of Varex Imaging Corporation.

Ms. Bardwell served on the board of MainSource Financial Group, Inc. and MainSource Bank (MSFG) from 2011 to 2018, and during her tenure served as Lead Director, Chair of the Nominating/Corporate Governance Committee, Chair of the Audit Committee, and a member of the Executive Committee. She also served on the board of First Financial Bancorp, and as Vice-Chair of its Audit Committee and Vice-Chair of its Nominating and Governance Committee, from 2018 to 2020. Ms. Bardwell is a member of the National Association of Corporate Directors (NACD), the American Institute of Certified Public Accountants (AICPA), and the Ohio Society of CPAs (OSCPA). She has been a Certified Public Accountant since 1989 and received a Certification in Risk Management Assurance (CRMA) designation in 2013. She is a graduate of Youngstown State University with a BS degree in Business Administration, Accounting.

About Varex
Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 70+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate Varex’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose, protect and inspect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,100 people located in North America, Europe, and Asia. For more information visit vareximaging.com.

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For Information Contact:
Christopher Belfiore
Director of Investor Relations
Varex Imaging Corporation
801.973.1566 | christopher.belfiore@vareximaging.com